Exhibit 10.7

Dear Matthew:
On behalf of AbSci, I am pleased to offer you a position as Senior Scientist, reporting to the Director of Molecular Sciences. Your first day of employment will be August 6, 2018 and your Full-Time salary will be $112,000.00 per year, paid monthly.
Normal office hours are 8:00 am to 5:00 pm, Monday through Friday, although office hours can be modified, as mutually agreed to, as long as your work is getting completed in a timely matter. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. During the period of your employment you will not, without the express written consent of the Company, engage in any employment or business activity other than for the Company. The Company has approved for you to continue your instructor responsibilities with UCSD's Extension Program as long as it doesn't interfere with your job performance and will be completed outside working hours.
As a full-time employee, you are eligible:
•To accrue up to 200 hours (five weeks) of paid time off (PTO) in your first year of employment, and each year thereafter. AbSci does not recognize federal holidays, so PTO can be used at your discretion whether it is a federal holiday or not. PTO hours must be used in the year they accrue, except that 40 hours may be carried over from one year to the next.
•For health coverage, the 1st of the month following successful completion of thirty (30) days of employment. If you elect coverage, AbSci will pay 80 percent of the employee and dependent medical insurance premium and 80 percent of the employee and dependent dental premium.
•To participate in a 401(k) plan after 30 days of employment. The plan provides a basic safe harbor match of 100% up to 3% of compensation and 50% of the next 2% of compensation.
•For the voluntary Long Term Disability and Life Insurance plans.
Benefit plan enrollment details will be provided to you during your on-board process.
You will be eligible to participate in the Company's 2015 Amended and Restated Equity-Based Incentive Plan (the "Plan"), subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted 12,000 Performance Shares under the Plan. The Shares (often referred to as "phantom equity") track the value of the Company's common equity Units, but are not real equity because they have no voting rights or rights to information about the Company as do the equity holders. You are not required to pay anything to acquire the Shares and you are not taxed upon their receipt; however, they will have a built-in value equal to the fair market value of the Company's common Units and the amount of any payment to you on sale of the Company or otherwise will be less this ascribed fair market value. The Shares will vest according to the Company's standard four-year vesting schedule (i.e. 25% after one year and 1/48th for each month thereafter). They will continue to vest as long as you are employed by AbSci, and vesting will accelerate fully if the Company is sold and provided you are employed by AbSci up through closing of the sale. You are allowed to retain any vested Shares following termination of employment with AbSci. Finally, the Shares will be subject to the terms and conditions of the Plan and an Award Agreement under which the Shares will be granted to you.
In addition to your salary and equity-based incentive award, you will also receive a one-time, taxable sign-on bonus (the "Sign-On Bonus") equal to $14,000.00.
If, prior to the first anniversary of your start date with AbSci, you voluntarily terminate your employment or you are involuntarily terminated by the Company for Cause (as defined below), you will repay the Company an amount (the "Repayment Amount") equal to your Sign-On Bonus. In the event a repayment obligation arises under this offer letter, you hereby agree and authorize the Company to recoup the Repayment Amount as a deduction from any compensation otherwise payable to you, including, but not limited to, base pay (including a final paycheck), short- or long-term bonus, severance pay, or any earned and unpaid compensation as of your employment termination date. If a deduction from compensation is not allowed by state law of for any reason you owe a balance following such deductions or otherwise, you hereby agree to make such repayment to the Company by certified check within 30 days of the last day of your employment. You further agree that if the Company is required to bring a legal action or to engage in other collection efforts to enforce this repayment obligation then (a) any legal action will be filed in the courts of Clark County, Washington; (b) you consent to the exercise of personal jurisdiction over you and venue in such courts; (c) and the prevailing party in any such legal action shall be entitled to recover, along with any other remedies provided by law, its reasonable attorneys' fees and legal expenses, in addition to any costs of collection activities. "Cause" means you have committed any of the following: (i) the repeated failure to perform any material duty assigned to you or your negligence in the performance of such duty, and if such failure or negligence is susceptible of cure, the failure to effect a cure within 20 days after written notice of such failure or negligence is given to you; (ii) the use of alcohol or illegal drugs which interferes with the performance of your duties; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law, ethical rule or fiduciary duty relating to your employment by the Company; (iv) a felony or any crime involving moral turpitude; (v) the violation of any confidentiality or proprietary rights agreement between you and the Company; or (vi) the violation of any material policy or procedure of the Company, or the breach of any material provision of this offer letter.
On your first day, you will receive a brief orientation, which includes completing your on-board process, reviewing applicable Company policies, and touring the corporate offices. Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for 1-9 purposes. Failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.
In accordance with Washington law, employees at AbSci are employed "at will", and are employed without commitments as to the duration of their employment. You may resign and AbSci may terminate the employment relationship at any time. AbSci reserves the sole discretion of determining what constitutes the basis for termination of employment. AbSci also reserves the right to modify or change your compensation, position, duties, and work location, at any time.
Your employment is contingent on signing our standard Confidentiality and Proprietary Rights Agreement, which is included in this electronic offer letter packet. You may seek legal counsel regarding the terms and conditions of the Agreement and will be expected to execute this Agreement on or before your start date. You agree that you will not disclose any of the terms of this agreement to anyone inside or outside the Company other than the undersigned and our legal counsel, Jack Schifferdecker; although you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
If you have any questions, please call Sean McClain. This offer of employment is valid through close of business on July 13, 2018.
Matthew, kindly indicate your understanding and acceptance of this job offer by signing below. I am excited for you to join the AbSci team and look forward to working with you.

Sincerely,

Sean McClain
Founder and CEO

Offer Letter Acceptance
I have read and accept this offer of employment:

/s/ Mathew Weinstock	07/10/2018
Matthew Weinstock	Date

Matthew Weinstock Offer.pdf Document ID: 70e9edfc-8492-11e8-8a07-bc764e10537c

Requested: Jul 9, 2018, 5:02 PM PDT (Jul 10, 2018, 12:02 AM UTC) Sara Mirabella (smcclain@abscibio.com) 198.0.51.49

Signed: Jul 10, 2018, 3:41 PM PDT (Jul 10, 2018, 10:41 PM UTC) Matthew Weinstock (mtweinstock@gmail.com) 2601:680:c702:1015:7950:cc5f:1b3a:77a